UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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TRIUMPH BANCORP, INC.

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TRIUMPH BANCORP, INC.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

(214) 365-6900

March 29, 2018

Dear Triumph Bancorp, Inc. Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of Triumph Bancorp, Inc., to be held on May 10, 2018. The Annual Meeting will begin promptly at 1:00 p.m., local time, at 3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, Texas 75251.

A Notice of Annual Meeting of Stockholders and the Proxy Statement for the meeting are attached. To ensure your representation at the Annual Meeting, you are urged to vote by proxy via the Internet or telephone pursuant to the instructions provided in the enclosed proxy card; or by completing, dating, signing and returning the enclosed proxy card.

The Notice of Annual Meeting and Proxy Statement on the following pages contain information about the official business of the Annual Meeting. Whether or not you expect to attend, please vote your shares now. Of course, if you decide to attend the Annual Meeting, you will have the opportunity to revoke your proxy and vote your shares in person. This Proxy Statement is also available at www.proxydocs.com/TBK.

Sincerely,

Aaron P. Graft

President and Chief Executive Officer

TRIUMPH BANCORP, INC.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

(214) 365-6900

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 10, 2018

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Triumph Bancorp, Inc. will be held at 3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, Texas 75251, at 1:00 p.m., local time, on May 10, 2018, for the following purposes:

1.	To re-elect four directors to the Board of Directors;

2.	To approve proposed amendments to our Second Amended and Restated Certificate of Formation (the “Charter”) to provide for the phasing out of the classified structure of our Board of Directors (the “Declassification Proposal”);

3.	To approve proposed amendments to the Charter to implement majority voting in uncontested director elections (the “Majority Vote Proposal”, and together with the Declassification Proposal, the “Corporate Governance Proposals”);

4.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the current fiscal year; and

5.	To transact any business as may properly come before the Annual Meeting or any adjournments or postponements.

We are furnishing our 2017 Annual Report and proxy materials to our stockholders primarily through the Internet this year in accordance with rules adopted by the Securities and Exchange Commission. Stockholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around March 29, 2018, which provides them with instructions on how to vote and how to access the 2017 Annual Report and proxy materials on the Internet. It also provides instructions on how to request paper copies of these materials.

Stockholders of record who previously enrolled in a program to receive electronic versions of the 2017 Annual Report and proxy materials will receive an email notice with details on how to access those materials and how to vote.

Stockholders of record may vote:

•	By Internet: go to www.proxypush.com/TBK

•	By phone: call 866-206-5381

•	By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

If your shares are held in the name of a broker, bank or other stockholder of record, please follow the voting instructions that you receive from the broker, bank or other stockholder of record entitled to vote your shares.

The Board of Directors has fixed the close of business on March 12, 2018 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether you expect to attend the Annual Meeting or not, please vote your shares. If you are a stockholder of record and attend the Annual Meeting, you may vote your shares in person even though you have previously voted your proxy.

By Order of the Board of Directors,

Aaron P. Graft

President and Chief Executive Officer

March 29, 2018

Dallas, Texas

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders’ Meeting to Be Held on May 10, 2018

The Proxy Statement for the 2018 Annual Meeting, the Notice of the 2018 Annual Meeting, the form of proxy and the Company’s 2017 Annual Report are available at www.proxydocs.com/TBK.

TRIUMPH BANCORP, INC.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

(214) 365-6900

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

MAY  10, 2018

INFORMATION CONCERNING SOLICITATION AND VOTING

Introduction

We are furnishing this Proxy Statement on behalf of the Board of Directors (the “Board of Directors”) of Triumph Bancorp, Inc. (“Triumph”), a Texas corporation, for use at our 2018 Annual Meeting of Stockholders, or at any adjournments or postponements of the meeting (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, Texas 75251, at 1:00 p.m. local time, on May 10, 2018.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

As used in this Proxy Statement, the terms “us”, “we”, “our”, the “Company” and “Triumph” refer to Triumph Bancorp, Inc., and, where appropriate, Triumph Bancorp, Inc., and its subsidiaries. The term “Common Stock” means shares of our Common Stock, par value, $0.01 per share.

Stockholders Entitled to Notice and to Vote; Quorum

Only holders of record of our Common Stock at the close of business on March 12, 2018, which the Board of Directors has set as the record date, are entitled to notice of, and to vote at, the Annual Meeting. As of March 12, 2018 we had 20,825,937 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, and our shares of Common Stock were held by approximately 315 stockholders of record. Each stockholder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

The presence, in person or by proxy, of a majority of the votes entitled to be cast on a matter to be voted on at the Annual Meeting constitutes a quorum for action on that matter. The shares of Common Stock represented by properly executed proxy cards or properly authenticated voting instructions recorded electronically through the Internet or by telephone, will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Distinction Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

•	Beneficial Owner. If your shares are held in a brokerage account, by a trustee or, by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are not a stockholder of record, please understand that we do not know that you are a stockholder, or how many shares you own.

Voting Deadline

If you are a stockholder of record on the record date, then your proxy must be received no later than 11:59 p.m., central time on May 9, 2018 to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

Voting without Attending the Annual Meeting

Whether you hold shares directly as a stockholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet, by telephone, or by mail. Instructions are on the proxy card. The proxy holders will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

Voting in Person

Shares held in your name as the stockholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you may have submitted, whether by Internet, telephone, or mail.

Voting Requirements

At the Annual Meeting, stockholders will consider and act upon (1) the election of four directors, (2) the Declassification Proposal, (3) the Majority Vote Proposal, (4) the ratification of the appointment of our independent registered public accounting firm, and (5) such other business as may properly come before the Annual Meeting.

Our Bylaws provide that directors are elected by a plurality of the votes cast. This means that the director nominee with the most votes for a particular seat on the Board of Directors is elected for that seat. Only votes actually cast will be counted for purposes of determining whether a director nominee received the most votes for a particular seat on the Board of Directors. Abstentions and the withholding of authority by a stockholder (including broker non-votes) as to the election of directors (Proposal 1) are not treated as votes “cast” and thus have no effect on the results of the election. Should the amendments to our Charter set forth in Proposal 2 be adopted by the stockholders at the Annual Meeting, at future meetings directors will be elected by the affirmative vote of a majority of the votes cast in uncontested elections.

Under our Charter, the affirmative vote of holders of at least two-thirds of the outstanding shares entitled to vote on the Declassification Proposal (Proposal 2) and the Majority Vote Proposal (Proposal 3) is required to adopt each of the proposals. Abstentions, broker non-votes and failures to vote will have the same effect as votes against Proposals 2 and 3, as applicable.

Under our Bylaws, the ratification of the appointment of our independent registered public accounting firm (Proposal 4) must be approved by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are not treated as votes “cast” and thus have no effect on the vote for Proposal 4.

Under current Nasdaq Global Stock Market (the “NASDAQ”) rules, a broker, bank or other nominee may exercise discretionary voting power for the ratification of the selection of Crowe Horwath LLP. However, the election of directors, the Declassification Proposal and the Majority Vote Proposal are significant matters and the NASDAQ does not permit a broker, bank or other nominee to exercise discretionary voting power with regard to such proposals. Therefore, if you are a beneficial owner and do not provide your broker, bank or other nominee with voting instructions on the election of directors or with respect to the Declassification Proposal or the Majority Vote Proposal, then your vote will not count either for or against the election of the nominees and will have the same effect as a vote against the Declassification Proposal or the Majority Vote Proposal, as applicable.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the stockholder of record and sign and return a proxy card or vote by Internet or telephone without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends (1) a vote for the election of each of the director nominees to our Board of Directors, (2) a vote for the Declassification Proposal, (3) a vote for the Majority Vote Proposal, and (4) a vote for the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the proxy card will also have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the proxy card will vote on such matter in their own discretion.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

Costs of Proxy Solicitation

Proxies will be solicited from our stockholders by mail and through the Internet. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile or mail. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

In accordance with the terms of our charter, our Board of Directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms and is divided as follows:

•	The Class I directors are Aaron P. Graft, Robert Dobrient, Maribess L. Miller and Frederick P. Perpall, and their term will expire at the Annual Meeting;

•	The Class II directors are Douglas M. Kratz, Richard L. Davis, Michael P. Rafferty and C. Todd Sparks, and their term will expire at the annual meeting of stockholders expected to be held in 2019; and

•	The Class III directors are Carlos M. Sepulveda, Jr., Charles A. Anderson and Justin N. Trail, and their term will expire at the annual meeting of stockholders expected to be held in 2020.

The Board of Directors has determined that with the exception of Aaron P. Graft and Carlos M. Sepulveda, Jr., each of our current directors is an independent director.

Under the current terms of our Charter, at each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualifies, in accordance with our charter. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist, as nearly as possible, of one-third of the directors. Each of the directors elected at the Annual Meeting will be elected for a three-year term which expires at the annual meeting of stockholders expected to be held in 2021 and will serve until the director’s successor has been elected and qualified, or until the director’s earlier resignation or removal. If the Declassification Proposal (Proposal 2) is approved at the Annual Meeting, beginning with our 2019 annual meeting, directors standing for re-election at the end of their current terms will be elected to one-year terms.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Aaron P. Graft, Robert Dobrient, Maribess L. Miller and Frederick P. Perpall for re-election to the Board of Directors (whom we refer to as the “nominees”). All nominees are currently directors of Triumph Bancorp, Inc. and have been previously elected by our stockholders, except for Frederick P. Perpall. Mr. Perpall was elected as a director by our Board on October 24, 2016.

The Board of Directors unanimously recommends a vote FOR the re-election of each of the nominees.

Information Concerning the Nominees and Directors

Biographical information for each director and nominee appears below. The information is based entirely upon information provided by the respective directors and nominees.

Name	Age	Position
Charles A. Anderson	57	Director
Richard L. Davis	64	Director
Robert Dobrient	56	Director
Aaron P. Graft	40	Director, Vice Chairman, Chief Executive Officer & President
Douglas M. Kratz	66	Director
Maribess L. Miller	65	Director
Frederick P. Perpall	43	Director
Michael P. Rafferty	63	Director
Carlos M. Sepulveda, Jr.	60	Director & Chairman
C. Todd Sparks	50	Director
Justin N. Trail	46	Director

Board Nominees with Terms Ending in 2018

Aaron P. Graft is our founder, Vice Chairman, President and Chief Executive Officer. He also serves as the Chief Executive Officer and a director of the Company’s wholly owned bank subsidiary TBK Bank, SSB and is the Chairman of Triumph Business Capital. Prior to establishing Triumph Bancorp, Mr. Graft served as the founder and President of Triumph Land and Capital Management, LLC, where he oversaw the management of several multifamily and commercial real estate projects in receivership and led the acquisition of multiple pools of distressed debt secured by multifamily projects. Prior to Triumph, Mr. Graft worked for Fulbright & Jaworski, LLP (now Norton Rose Fulbright LLP) where he focused on distressed loan workouts. Mr. Graft also serves on the board of directors and as Vice Chairman of The Bank of the West of Thomas, Oklahoma. Mr. Graft received a bachelor of arts, cum laude, and a Juris Doctorate, cum laude, from Baylor University. Mr. Graft is a member of Young Presidents’ Organization, and in 2014 he was recognized by the Dallas Business Journal with the “40 Under 40” award. Mr. Graft’s extensive experience in business and finance qualify him to serve on our Board of Directors.

Robert Dobrient has served on our Board of Directors since 2010. He is founder and chief executive officer of Savoya, an industry-leading provider of chauffeured ground transportation services. Prior to establishing Savoya in 2000, Mr. Dobrient was cofounder and president of Max America, a same-day delivery and logistics firm that won Inc. “500” honors for three consecutive years in the early 1990s. In 1997, Max America was acquired by Dynamex, Inc., a publicly held leading consolidator in the time critical distribution industry. Mr. Dobrient is a member of the board of Grand Junction, a software-as-a-service platform that manages courier and local delivery programs. He is also a director of privately held Redaway, a medical waste transport and disposal company. Mr. Dobrient earned a bachelor of business administration from University of North Texas. He serves as a mentor and board member at Mercy Street, a program serving inner-city youths and their families. Mr. Dobrient’s extensive business experience qualifies him to serve on our Board of Directors.

Maribess L. Miller has served on our Board of Directors since July 2014 and serves as Chairperson of our Nominating and Corporate Governance Committee. Ms. Miller was a member of the public accounting firm PricewaterhouseCoopers LLP from 1975 until 2009, including serving as the North Texas Market Managing Partner from 2001 until 2009; as Southwest Region Consumer, Industrial Products and Services Leader from 1998 until 2001; and as Managing Partner of that firm’s U.S. Healthcare Audit Practice from 1995 to 1998. Since 2010, Ms. Miller has served as a member of the board of directors and chair of the audit committee for Zix

Corporation (NASDAQ:ZIXI). Ms. Miller is also a member of the board of directors and chair of the audit committee for Midmark Corp., a privately-held medical supply company. She was on the Texas State Board of Public Accountancy from 2009-2015, past Board Chair for the Texas Health Institute and serves on the board of the North Texas Chapter of the National Association of Corporate Directors. She graduated cum laude with a bachelor’s degree in Accounting from Texas Christian University. Ms. Miller is a certified public accountant. Ms. Miller’s extensive business experience qualifies her to serve on our Board of Directors.

Frederick P. Perpall was elected to our Board of Directors effective October 24, 2016 and began serving on the Compensation Committee in January 2017. Mr. Perpall serves as the chief executive officer for The Beck Group, an architecture and construction company based in Dallas, Texas. Mr. Perpall has served as CEO since 2013, and has been with The Beck Group in other roles since 1999. Mr. Perpall began his career in the design and construction industry in 1996 and has been a registered architect since 2003. Prior to his time at Beck, Mr. Perpall worked for Gideon Toal Architects and Alexiou + Associates. Mr. Perpall serves on numerous boards and executive committees, including the Dallas Regional Chamber, the Dallas Citizens Council and The Carter Center. He earned his Bachelor of Science and Master of Architecture degrees from the University of Texas at Arlington.

Directors with Terms Ending in 2019 (Continuing Directors)

Richard L. Davis has served on our Board of Directors since 2010. He is founder and chief executive officer of Dallas-based DAVACO, Inc., a leading provider of retail, restaurant and hospitality service solutions. In 2000 and 2006, Mr. Davis was a finalist for the Ernst & Young Entrepreneur of the Year award, and in 2006, he was inducted into the Retail Construction Hall of Fame. Mr. Davis currently serves on The Salvation Army’s Dallas/ Fort Worth Metroplex Advisory Board and The Board of Advisors of the Baylor Angel Network with the Hankamer School of Business of Baylor University. Mr. Davis’ extensive experience in business qualifies him to serve on our Board of Directors.

Douglas M. Kratz has been a member of our Board of Directors since October 2013 and also serves on the Board of Directors of our subsidiary bank, TBK Bank, SSB. Mr. Kratz currently serves as Chairman of the Risk Committee and is a member of the subsidiary bank’s Executive Loan Committee. Prior to Triumph Bancorp’s 2013 acquisition of National Bancshares, Inc, Mr. Kratz served as Chairman of the board of National Bancshares, Inc. and a director of its subsidiary bank, THE National Bank, since 2001. During that period, for several years, Mr. Kratz served as Chief Executive Officer and Vice Chairman of the parent company and subsidiary bank, respectively. Over the past 30 years, Mr. Kratz has served on the boards of directors of numerous community banking organizations along with being a principal investor in several of the organizations. Mr. Kratz is also a principal investor in privately held non-bank financial services related entities. Mr. Kratz’s extensive business and banking experience, as well as his long-standing community business and banking relationships in the Quad Cities Metropolitan Area, qualify him to serve on our Board of Directors.

Michael P. Rafferty has served on our Board of Directors since July 2014 and serves as Chairman of the Audit Committee. Mr. Rafferty was a member of the public accounting firm Ernst & Young LLP from 1975 until his retirement in 2013, was admitted as Partner of the Firm in 1988, and served as the Audit Practice Leader for the Southwest Region from 2004 to 2013. During his career with Ernst & Young, he primarily served clients in the financial services and healthcare industries. Mr. Rafferty graduated with a Bachelor of Science degree in Accounting from the University of New Orleans. Mr. Rafferty is a certified public accountant and is licensed in Texas and Louisiana. Mr. Rafferty’s extensive experience in the financial services industry qualifies him to serve on our Board of Directors. Mr. Rafferty also serves on the board of directors and Audit Committee of MoneyGram International, Inc. (NASDAQ:MGI) since 2016.

C. Todd Sparks has served on our Board of Directors since 2010. He also serves as a director of our wholly owned subsidiary bank, TBK Bank, SSB. He is vice president and chief financial officer of Discovery Operating Inc., where he has been employed since 1992. He currently serves on the Board of Directors of Patriot Drilling,

LLC, FirstCapital Bank of Texas and First Bancshares of Texas (Holding Company). Mr. Sparks received a bachelor of business administration from Baylor University in 1989 and a master of business administration from Texas A&M University in 1992. Mr. Sparks’ extensive business and banking experience, as well as his long- standing business and banking relationships in the community, qualify him to serve on our Board of Directors.

Directors with Terms Ending in 2020 (Continuing Directors)

Charles A. Anderson has served on our Board of Directors since 2010. In 2003, Mr. Anderson cofounded Bandera Ventures, Ltd., a firm focused on industrial development and acquisitions, distressed office acquisitions and long-term lease opportunities. Prior to that, Mr. Anderson was associated with the Trammell Crow Company where he served as senior executive director, responsible for the Development and Investment Group for the Western half of the United States. Since 2014, Mr. Anderson has served on the board of directors and as a member of the investment committee of Highwoods Properties, Inc. (NYSE:HIW), a publicly traded real estate investment trust. He earned his bachelor of business administration and master of business administration from Southern Methodist University, where he graduated summa cum laude. Mr. Anderson’s extensive experience in business and finance qualify him to serve on our Board of Directors.

Carlos M. Sepulveda, Jr. has served as chairman of our Board of Directors since 2010. He also serves as chairman of TBK Bank, SSB. Since March 2014, Mr. Sepulveda has served on the board of directors of Savoya, a chauffeured ground transportation service provider. In 2007, he joined the board of directors of Cinemark Holdings, Inc. (NYSE: CNK) and in 2016 was named Lead Director. In addition, he serves as chairman of the audit committee, and is a member of both the compensation committee and the strategic planning committee. From 2013 to January 2017, Mr. Sepulveda served on the board of Matador Resources Company (NYSE:MTDR), as director, chairman of the audit committee, chairman of the financial committee, and a member of both the nominations committee and executive committee. Mr. Sepulveda joined Interstate Battery System International, Inc. in 1990, and served as its president and chief executive officer from 2004 until 2013, and continues to serve on its board of directors as he has since 1995. Prior to joining Interstate Battery, Mr. Sepulveda was a partner at KPMG with more than 10 years of audit experience, including a concentration in financial services companies and banks. Mr. Sepulveda received a bachelor of business administration with highest honors from the University of Texas at Austin. He is a certified public accountant (CPA) and is a member of the American Institute of CPAs and Texas Society of CPAs. Mr. Sepulveda’s extensive experience in business and finance qualify him to serve on our Board of Directors.

Justin N. Trail has served on our Board of Directors since 2010. He is the founder and president of Commercial Insurance Solutions Group, LLC, a national retail insurance brokerage company specializing in the risk management of real estate investment portfolios, founder and CEO of C1 Insurance Group and cofounder and director of Spicewood Funding Group, a specialty finance company. Mr. Trail serves as a director at Triumph Business Capital, chairman at Triumph Insurance Group, and member of the compensation committee of our Board of Directors. He also serves as a director at the National Multi Housing Council and numerous non-profit organizations. Mr. Trail graduated from Texas A&M University with a bachelor of science in 1994 and a master’s degree in 1996. Mr. Trail’s extensive business and banking experience qualify him to serve on our Board of Directors.

Executive Officers

The following table sets forth information regarding individuals who are our executive officers.

Name	Age	Position
Aaron P. Graft	40	Director, Vice Chairman, Chief Executive Officer & President
R. Bryce Fowler	64	Executive Vice President, Chief Financial Officer & Treasurer
Gail Lehmann	60	Executive Vice President, Secretary
Adam D. Nelson	40	Executive Vice President, General Counsel
Daniel J. Karas	57	Executive Vice President, Chief Lending Officer of TBK Bank, SSB

A brief description of the background of each of our executive officers who is not also a director is set forth below.

R. Bryce Fowler has served as our Executive Vice President, Chief Financial Officer and Treasurer since 2010. He also serves as chief executive officer, president and public information officer of TBK Bank, SSB. Previously, Mr. Fowler was a partner in Cyma Fund Advisors, which managed a $100 million capital investment in a leveraged mortgage-backed securities portfolio. He also served as a director, president and chief financial officer of Bluebonnet Savings Bank, FSB, a $3+ billion Southwest Plan institution formed from the acquisition of 15 failed institutions in 1988. He was a member of the executive committee that led Bluebonnet through the acquisition and consolidation of these institutions, implemented and managed the government assistance agreement, expanded its state-wide lending operations to be national in scope and was one of the principal architects in the development and implementation of Bluebonnet’s transition to a wholesale institution focused primarily in MBS investment strategies. Prior to that, Mr. Fowler was an auditor for David, Kinard & Company, working primarily on financial institution clients. Mr. Fowler received a bachelor of business administration from the University of Texas- Arlington and is a certified public accountant in Texas (license inactive).

Gail Lehmann has served as our Executive Vice President and Secretary since 2010. She also serves as executive vice president, chief operating officer, and secretary of TBK Bank, SSB. Previously, Ms. Lehmann served as corporate compliance officer and senior vice president of risk management for Bluebonnet Savings Bank, FSB, a $3 billion wholesale thrift. Ms. Lehmann has been in the banking industry for more than 30 years and has experience in all facets of banking operations with particular emphasis on regulatory compliance, risk management, information technology and venture capital environments. She also has expertise in the area of property and subsidiary management. Ms. Lehmann received a bachelor of science, with a major in public administration/political science and a minor in criminal justice, from the University of Illinois.

Adam D. Nelson joined Triumph in 2013 and serves as Executive Vice President and General Counsel. He also serves as executive vice president and general counsel of TBK Bank, SSB. Mr. Nelson previously served as Vice President and Chief Compliance Officer of Trinitas Capital Management, LLC, an independent registered investment adviser. In addition, Mr. Nelson previously served as Vice President and Deputy General Counsel of ACE Cash Express, Inc., a financial services retailer. Prior to that, Mr. Nelson was an attorney with the firm of Weil Gotshal & Manges, LLP, where he focused on mergers and acquisitions, management led buyouts and private equity transactions. Mr. Nelson received a bachelor of arts in economics, magna cum laude, from Baylor University and a Juris Doctorate, cum laude, from Harvard Law School.

Daniel J. Karas serves as Executive Vice President, Chief Lending Officer of TBK Bank, SSB. He joined Triumph in 2012 as Executive Vice President – Asset Based Lending for Triumph Commercial Finance with more than 30 years of experience in all aspects of commercial finance. Prior to joining Triumph, Karas served as Executive Vice President and Managing Director of Marquette Business Credit, where he led Marquette’s general factoring business as well as marketing for its asset based lending platform. Previously he served with GE Capital/Heller Financial as Managing Director of the Corporate Lending Group, then the Enterprise Client Group and finally Energy Financial Services. He began his career with JPMorgan Chase, formerly Chemical Bank, in New York and gained experience in credit, commercial and leveraged lending prior to opening Bank of America’s (formerly NationsBank) New York ABL office. Mr. Karas is currently a member of the Board of Directors of the Commercial Finance Association. He received his Bachelor of Science in Finance and Management from Temple University and his Master of Business Administration from the Stern School of Business at New York University.

CORPORATE GOVERNANCE

Board of Directors Meetings

During 2017, the Board of Directors held eight meetings and committees of the Board held a total of 25 meetings. Each of our directors attended at least 75% of the total meetings of the Board and committees on which he or she served during 2017.

The Board of Directors has determined that with the exception of Aaron P. Graft, and Carlos M. Sepulveda, Jr., each of our current directors is an independent director under the rules of the NASDAQ and the SEC.

Board Committees

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Management Committee. Our Board of Directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Audit Committee. Our Audit Committee is composed of Michael P. Rafferty (chair), Maribess L. Miller and C. Todd Sparks. The Board of Directors appointed Mr. Sparks as a member of the Audit Committee on July 11, 2017, filling the vacant member seat left by a former director, Derek R. McClain. The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors, and risk assessment and risk management. Among other things, the Audit Committee:

•	annually reviews the Audit Committee charter and the committee’s performance;

•	appoints, evaluates and determines the compensation of our independent auditors;

•	reviews and approves the scope of the annual audit, the audit fee and the financial statements;

•	reviews disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information;

•	prepares the audit committee report to be included in our proxy statement or annual report filed with the SEC;

•	oversees investigations into complaints concerning financial matters, if any; and

•	reviews other risks that may have a significant impact on our financial statements.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Audit Committee is composed solely of members who satisfy the applicable independence and other requirements of the SEC and the NASDAQ for Audit Committees and each of whom meet the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act. Each of Mr. Rafferty and Ms. Miller is an “audit committee financial expert” as defined by the SEC. The Audit Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. The charter is available on our website at www.triumphbancorp.com. Our Audit Committee met nine times during 2017.

Compensation Committee. Our Compensation Committee is composed of, Charles A. Anderson (chair), Richard Davis, Robert Dobrient, Justin N. Trail and Frederick P. Perpall. The Board of Directors appointed Mr. Anderson as chairman of the Committee on July 11, 2017, filling the vacant chair seat left by Mr. McClain. The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to compensation of the executives and directors.

Among other things, the Compensation Committee:

•	evaluates human resources and compensation strategies;

•	reviews and approves objectives relevant to executive officer compensation;

•	evaluates performance and determines the compensation of the Chief Executive Officer in accordance with those objectives;

•	approves any changes to non-equity based benefit plans involving a material financial commitment;

•	to the extent required for us by SEC rules, prepares the compensation committee report to be included in our annual report; and

•	evaluates performance in relation to the Compensation Committee charter.

The Compensation Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NASDAQ. The Compensation Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter is available on our website at www.triumphbancorp.com. Our Compensation Committee met seven times during 2017.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is composed of Maribess L. Miller (chair), Charles A. Anderson and Richard Davis. The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters. Among other things, the Nominating and Corporate Governance Committee:

•	identifies individuals qualified to be directors consistent with the criteria approved by the Board of Directors and recommends director nominees to the full Board of Directors;

•	ensures that the Audit and Compensation Committees have the benefit of qualified “independent” directors;

•	makes recommendations to the Board of Directors regarding the compensation of directors of the Company;

•	oversees management continuity planning;

•	leads the Board of Directors in its annual performance review; and

•	takes a leadership role in shaping the corporate governance of our organization.

The Nominating and Corporate Governance Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NASDAQ. The written charter for our Nominating and Corporate Governance Committee is available on our website at www.triumphbancorp.com. Our Nominating and Corporate Governance Committee met five times during 2017.

Risk Management Committee. Our Risk Management Committee is composed of Douglas M. Kratz (chair), Aaron P. Graft, Robert Dobrient, and Michael P. Rafferty. The Risk Management Committee is responsible for assisting the Board of Directors in the assessment of risk across the Company and its subsidiaries. Among other things, the Risk Management Committee:

•	reviews and implements the Company’s enterprise risk assessment program as set forth in its enterprise risk management policy as in place from time to time as adopted by our Board of Directors;

•	reviews and recommends changes to the Company’s enterprise risk management policy to our Board of Directors; and

•	provides updates to our Board of Directors regarding its review of the risks facing the Company and its subsidiaries and its discussions with management on such risks and the steps being taken to mitigate such risks.

The Risk Management Committee is composed of a majority of members who satisfy the applicable independence requirements of the SEC and the NASDAQ. In addition, at least one member of the Risk Management Committee shall be a member of the Company’s Audit Committee. The written charter for our Risk Management Committee is available on our website at www.triumphbancorp.com. Our Risk Management Committee met four times during 2017.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics (our “Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics and supplemental code of ethics for CEO and senior financial officers is available upon written request to the Corporate Secretary, Triumph Bancorp, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251. If we amend or grant any waiver of a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law, including by filing a Current Report on Form 8-K.

Board Leadership Structure and Risk Oversight

Different individuals serve as our Chief Executive Officer and Chairman because our Board of Directors has determined that the separation of these offices enhances our Board of Directors’ independence and oversight. Moreover, the separation of these roles allows our Chief Executive Officer to better focus on his growing responsibilities of running the Company, enhancing stockholder value and expanding and strengthening the Company’s franchise while allowing the Chairman to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, Carlos M. Sepulveda, Jr., serves as Chairman of our Board of Directors, and Aaron P. Graft serves as our Chief Executive Officer and President. Carlos M. Sepulveda, Jr. was previously our Executive Director, but ceased holding an executive role effective December 31, 2015. We anticipate that Mr. Sepulveda will qualify as an independent director beginning January 1, 2019.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit, interest rate, liquidity, operational, strategic and reputation risks. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, including its Risk Management Committee, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Chairman of the Board of Directors and independent members of the Board of Directors work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Compensation Committee Interlocks and Insider Participation

No members of our Compensation Committee are or have been an officer or employee of Triumph or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the Board of Directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Nomination of Directors

With respect to directors not nominated by Triumph, the Board of Directors identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board of Directors then identifies the desired skills and experience of a new nominee in light of the criteria below. Current members of the Board of Directors are polled for suggestions as to individuals meeting the criteria below. The Board of Directors may also engage in research to identify qualified individuals. In evaluating a director nominee, the Board of Directors considers the following factors:

•	the appropriate size of our Board of Directors;

•	our needs with respect to the particular talents and experience of our directors;

•	the nominee’s knowledge, skills and experience, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	whether the nominee is independent, as that term is defined under the NASDAQ listing standards;

•	the familiarity of the nominee with our industry;

•	the nominee’s experience with accounting rules and practices; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board of Directors members.

Our goal is to assemble a Board of Directors that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board of Directors will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees. The Board of Directors may also consider such other factors as it may deem in our best interests and the best interests of our stockholders. We also believe it may be appropriate for key members of our management to participate as members of the Board of Directors.

Stockholders may nominate directors for election to the Board of Directors. In order to nominate a director for election to the Board of Directors, stockholders must follow the procedures set forth in our Bylaws, including timely receipt by the Secretary of Triumph of notice of the nomination and certain required disclosures with respect both to the nominating stockholder and the recommended director nominee.

Directors may currently be elected by a plurality of votes at any meeting called for the election of directors at which a quorum is present. The presence of a majority of the holders of our Common Stock, whether in person or by proxy, constitutes a quorum. The Board of Directors did not receive any recommendations from stockholders requesting that the Board of Directors consider a candidate for inclusion among the nominees in our Proxy Statement for this Annual Meeting. The absence of such a recommendation does not mean, however, that a recommendation would not have been considered had one been received.

Stockholder Communications with the Board of Directors

Every effort is made to ensure that the Board of Directors or individual directors, as applicable, hear the views of stockholders and that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be directed to Adam D. Nelson, our General Counsel, with a request to forward the matter to the intended recipient. All such communications will be forwarded unopened.

Director Attendance at Annual Meeting of Stockholders

We encourage all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting of Stockholders, although we recognize that conflicts may occasionally arise that will prevent a director from attending an annual meeting. Ten of our eleven then serving directors attended our 2017 annual meeting.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. These include, but are not limited to, reduced narrative and tabular disclosure obligations regarding executive compensation. Our management and Board of Directors appreciate the desire of our stockholders to understand our executive compensation programs. In addition to our narrative and tabular disclosure which is intended to comply with the requirements applicable to emerging growth companies, we have elected to include further narrative disclosure to provide stockholders with context on our executive compensation program and to include disclosure in our tables for five named executive officers, though we are only required to identify three, in order to give stockholders a broader view of the compensation of our most senior executives.

Our named executive officers (“NEOs”) for the fiscal year ended December 31, 2017, consist of our principal executive officer, principal financial officer and three other most highly compensated executive officers: (i) Aaron P. Graft, Director, Vice Chairman, Chief Executive Officer and President; (ii) R. Bryce Fowler, Executive Vice President, Chief Financial Officer and Treasurer; (iii) Gail Lehmann, Executive Vice President and Secretary; (iv) Adam D. Nelson, Executive Vice President and General Counsel; and, (v) Daniel J. Karas, Executive Vice President, Chief Lending Officer of TBK Bank, SSB.

2017 Summary Compensation Table

The following summary compensation table provides information regarding the compensation of our NEOs for our fiscal years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Aaron P. Graft,	2017	460,000	—	103,509	103,500	352,157	25,893	1,045,059
Director, Vice Chairman,	2016	427,500	—	96,188	96,185	201,902	24,580	846,355
CEO & President	2015	385,000	385,000	89,290	—	—	67,080	926,370

R. Bryce Fowler,	2017	292,500	—	58,488	58,496	201,533	10,800	621,817
Executive Vice President,	2016	292,500	—	58,497	58,499	117,776	10,600	537,872
CFO & Treasurer	2015	275,000	275,000	49,491	—	—	27,583	627,074

Gail Lehmann,	2017	255,000	—	44,634	44,621	156.174	10,800	511,229
Executive Vice President	2016	240,000	—	42,008	42,000	97,447	10,600	432,055
& Secretary	2015	240,000	181,000	35,991	—	—	10,600	467,591

Adam D. Nelson,	2017	250,000	—	43,756	43,750	153,112	—	490,618
Executive Vice President	2016	235,000	—	61,687	61,683	93,398	—	451,768
& General Counsel	2015	235,000	152,750	16,443	—	—	7,050	411,243

Daniel J. Karas,	2017	250,000	—	43,756	43,750	117,778	1,200	456,484
Executive Vice President	2016	250,000	—	68,749	68,747	78,083	4,340	469,919
Chief Lending Officer	2015	230,000	92,000	31,036	—	—	6,899	359,935

(1)	Reflects actual base compensation paid during the applicable fiscal year.
(2)	Reflects a discretionary cash bonus earned for the 2015 fiscal year.
(3)	Reflects the full grant date value of restricted stock or stock option awards granted to each of our NEOs computed in accordance with ASC 718. Generally, the full grant date fair value is the amount we will expense in our financial statements over an award’s vesting period as further described in Note 19 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2017, filed with the SEC on February 13, 2018. The values of restricted stock awards presented for our fiscal year ended December 31, 2017 are based on a fair market value of $25.80 per share of our Common Stock for grants made on April 1, 2017, which was the closing price of our Common Stock on the NASDAQ Global Select Market as of such date. The values of option awards presented for our fiscal year ended December 31, 2017 are based on a Black-Scholes valuation of $8.71 per option share for grants made on April 1, 2017.
(4)	Includes the following amounts paid to or on behalf of the NEOs during the applicable fiscal year.

The following table shows all amounts included in the “All Other Compensation” column for each named executive officer in 2017:

2017 All Other Compensation Table

Name	TBK Bank, SSB Contribution to Defined Contribution Plan ($)	Car Allowance ($)	Club Memberships ($)	Total ($)
Aaron P. Graft	10,800	6,000	9,093	25,893
R. Bryce Fowler	10,800	—	—	10,800
Gail Lehmann	10,800	—	—	10,800
Adam D. Nelson	—	—	—	—
Daniel J. Karas	1,200	—	—	1,200

Outstanding Equity Awards at Fiscal Year-End for 2017

The following table sets forth all unexercised stock options and unvested restricted stock awarded to our named executive officers by the Company that were outstanding as of December 31, 2017.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date(f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h)(2)
Aaron P. Graft	4,108	12,326	(3)	—	$15.87	4/1/2026	—		—
Director, Vice Chairman, CEO & President	—	11,883	(4)	—	$25.80	4/1/2027	—		—
	—	—		—	—	—	2,206	(5)	$69,489
	—	—		—	—	—	4,546	(6)	$143,199
	—	—		—	—	—	4,012	(7)	$126,378

R. Bryce Fowler	2,498	7,497	(3)	—	$15.87	4/1/2026	—		—
Executive Vice President, CFO & Treasurer	—	6,716	(4)	—	$25.80	4/1/2027	—		—
	—	—		—	—	—	1,222	(5)	$38,493
	—	—		—	—	—	2,764	(6)	$87,066
	—	—		—	—	—	2,267	(7)	$71,411

Gail Lehmann	1,794	5,382	(3)	—	$15.87	4/1/2026	—		—
Executive Vice President, CFO & Secretary	—	5,123	(4)	—	$25.80	4/1/2027	—		—
	—	—		—	—	—	890	(5)	$28,035
	—	—		—	—	—	1,985	(6)	$62,528
	—	—		—	—	—	1,730	(7)	$54,495

Adam D. Nelson	2,634	7,905	(3)	—	$15.87	4/1/2026	—		—
Executive Vice President & General Counsel	—	5,023	(4)	—	$25.80	4/1/2027	—		—
	—	—		—	—	—	406	(5)	$12,789
	—	—		—	—	—	2,915	(6)	$91,823
	—	—		—	—	—	1,696	(7)	$53,424

Daniel J. Karas	2,936	8,810	(3)	—	$15.87	4/1/2026	—		—
Executive Vice President, Chief Lending Officer	—	5,023	(4)	—	$25.80	4/1/2027	—		—
	—	—		—	—	—	767	(5)	$24, 161
	—	—		—	—	—	3,249	(6)	$102,344
	—	—		—	—	—	1,696	(7)	$53,424

(1)	Vesting of all such shares of restricted stock may be accelerated upon termination of employment for death or disability, or upon a change of control (as defined in our 2014 Omnibus Incentive Plan).
(2)	The market values for the outstanding stock awards presented as of December 31, 2017, are based on the closing price of our Common Stock of $31.50 per share on December 29, 2017 (the last trading day prior to December 31, 2017).
(3)	Stock option vests at the rate of 25% per year – one-fourth of each indicated award vested on April 1, 2017; the balance of the award will vest on April 1, 2018, 2019 and 2020.
(4)	Stock option vests at the rate of 25% per year – one-fourth of each indicated award will vest on April 1, 2018, April 1, 2019, April 1, 2020 and April 1, 2021.
(5)	Restricted stock award vests at the rate of 33% per year – one-third of each indicated award vested on April 1, 2016 and 2017; the remaining one-third will vest on April 1, 2018.
(6)	Restricted stock award vests at the rate of 25% per year – one-fourth of each indicated award vested on April 1, 2017; the balance of the award will vest in equal installments on April 1, 2018, 2019 and 2020.
(7)	Restricted stock award vests at the rate of 25% per year – one-fourth of each indicated award will vest on April 1, 2018, April 1, 2019, April 1, 2020 and April 1, 2021.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	185,328	$18.97	422,001
Equity compensation plans not approved by security holders	—	—	—

Total	185,328	$18.97	422,001

Narrative Discussion of Summary Compensation Table

Overview

We compensate our NEOs through a mix of base salary, cash incentive bonuses, equity awards made under our 2014 Omnibus Incentive Plan, and other benefits. In designing and approving our compensation plans for our NEOs, we seek to provide such individuals with total annual compensation that is both reasonable and competitive within our markets, appropriately reflects our performance and the executive’s particular contributions to that performance, and that takes into account applicable regulatory guidelines and practices.

Our NEOs receive incentive compensation through participation in (i) an annual incentive program implemented as part of our Senior Executive Incentive Plan that provides the opportunity to receive an annual cash incentive award that will be determined by reference to Company performance metrics achieved during the fiscal year as approved and determined by the Compensation Committee, and (ii) a long-term incentive program that provides annual stock awards under our 2014 Omnibus Incentive Plan, consisting of one-half stock options and one-half restricted stock, each with a four year vesting schedule, designed to align our executives’ incentives with the Company’s long-term growth and performance. We believe our long-term incentive program, and the separation of the grants of equity awards from cash awards tied to annual performance metrics, mitigates potential excessive risk taking, as a substantial portion of the total compensation for our leaders will be independent of year-to-year performance and realizable only through the creation of long-term value.

During 2017, Meridian Compensation Partners, LLC (“Meridian”) acted as an independent consultant to our Compensation Committee, to assist the Committee with the implementation of the compensation programs set forth above. In connection therewith, Meridian (i) conducted a review of the marketplace trends and best practices relating to competitive pay levels and program design, (ii) assisted the Compensation Committee with the identification and approval of an appropriate peer group against which to benchmark its compensation practices, and (iii) advised the Compensation Committee with respect to the implementation of both our annual incentive program and long-term incentive program during the year.

Base Salary

We provide our NEOs with base salaries to compensate them for services rendered during the fiscal year and which reflect each NEO’s position, specific skills, tenure, experience, responsibilities and performance. Base salaries of our NEOs have historically been reviewed and set annually by the Compensation Committee as part of the Company’s annual performance review process as well as upon the promotion of an executive officer or other change in job responsibility. In the fall of 2016, the Compensation Committee engaged Meridian to conduct a benchmark study of its compensation (base salaries, annual incentives, equity incentives and total compensation) as compared to the Company’s peer group. The Compensation Committee’s philosophy is to target base salaries at market median with variation reflective of each executive’s unique role and performance. As part of its determination process, the Committee solicits the recommendations of Mr. Graft as to NEOs other than himself. In determining the base salaries relative to the peer group for Mr. Fowler, the Compensation Committee considered Mr. Fowler’s role as President of TBK Bank, SSB in addition to his roles of Chief Financial Officer for each of TBK Bank, SSB and the Company. The Committee approved base salary increases for three of the NEOs based on the market study.

Annual Incentive Program

The Company pays cash incentive payments to our NEOs based on the achievement of annual performance goals under its annual incentive program. As part of this program, the Committee approved a target bonus for each of our NEOs for 2017 as a percentage of his or her base salary. These percentages for 2017 were 50% for Mr. Graft, 45% for Mr. Fowler and 40% for each of Ms. Lehmann, Mr. Nelson and Mr. Karas. Each NEO was eligible to receive between 0% and 150% of the target bonus, with the applicable percentage determined based on the actual level of achievement of such performance goals. Payment of 2017 annual incentive program payments was based on achievement of performance goals relating to return on assets, non-performing assets to total assets and net charge offs to total loans. In addition, the Compensation Committee retains the flexibility to vary the total calculated incentive payment for each executive by 30% upwards or downwards to take into account individual performance or unique circumstances. The Company believes this compensation framework more directly incentivizes the performance of our NEOs with respect to the achievement of the goals that have been determined by the Compensation Committee to be most impactful to the overall financial performance of the Company. Following its review of the Company’s performance against the applicable performance goals for the year, the Compensation Committee approved an annual incentive payment for each NEO as set forth in the Summary Compensation Table above under “Non-Equity Incentive Plan Compensation” in accordance with the terms and provisions of the annual incentive program.

Equity Awards

We make equity grants to our executives under a long-term incentive program pursuant to which the grant date value of each executive’s annual grants is defined as a target percentage of the executive’s base salary.

These target percentages for 2017 were 45% for Mr. Graft, 40% for Mr. Fowler and 35% for each of Ms. Lehmann, Mr. Nelson and Mr. Karas. The grant date value of each NEO’s awards may be adjusted 30% upwards or downwards for any grant year by the Compensation Committee to account for unique situations or individual circumstances related to the particular executive. In 2017 such grants were made one half in restricted stock and one half in stock options, each vesting one fourth each year on each of the first four anniversaries of the date of grant, generally subject to the NEO’s continued employment through each such anniversary. The Company believes that a meaningful portion of the total compensation for each NEO should be represented by pay-for-performance compensation, in particular long-term performance compensation achieved through equity appreciation at the Company, in order to align the interests of our NEOs with those of our stockholders and incentivize long-term value creation.

Perquisites and Other Compensation

The Company provides perquisites to our NEOs that we believe are reasonable, competitive and consistent with the Company’s overall compensation philosophy. In 2017, these perquisites consisted of a car allowance and country club dues for Mr. Graft. Our NEOs were also eligible for a 401(k) employer match on the same terms as all other employees of the Company.

The Committee reviews the perquisites provided to its NEOs on a regular basis to evaluate whether they continue to be appropriate in light of the Committee’s overall goal of designing a competitive compensation program for NEOs that is aligned with the interests of our stockholders. Attributed costs perquisites and 401(k) employer matching contributions for our NEOs for the fiscal year ended December 31, 2017, 2016 and December 31, 2015 are included in the “All Other Compensation” column of the 2017 Summary Compensation Table above.

Compensation Procedures

Role of Management

The Compensation Committee made all 2017 compensation decisions for our NEOs. As part of its decision making process, the committee seeks information as appropriate from management (e.g. the Company’s CEO, CFO, legal and human resources departments). Mr. Graft annually reviews the performance of each of the Company’s and its subsidiaries’ executive officers (other than himself). The conclusions reached and the compensation recommendations based on these reviews, including with respect to salary adjustments and bonuses, were presented to the Compensation Committee. The Compensation Committee exercised its discretion in modifying any recommended adjustment or award. Mr. Graft’s performance is reviewed by the Compensation Committee and the Compensation Committee makes compensation decisions with respect to Mr. Graft taking into account such review.

Compensation Committee Process

During 2017, the Compensation Committee reviewed both the Company’s compensation philosophy and the actual compensation being paid to executives. The Compensation Committee met, including in executive sessions without any members of management present, to discuss, evaluate and set executive officer compensation. In setting compensation for each of the NEOs, the Compensation Committee focused on the total compensation received by each NEO, as well as the allocation of each element of compensation in relation to those provided by its peer companies identified below. The Compensation Committee acted pursuant to a written charter that had been approved by our Board.

Compensation Consultants

The Compensation Committee has the sole authority to retain and dismiss its own outside compensation consultants and any other advisors it deems necessary. The role of a compensation consultant is to assist the Compensation Committee in analyzing executive compensation packages and to provide the Compensation Committee with information regarding market compensation levels, general compensation trends and best practices. The consultant also provides advice regarding the competitiveness of specific pay decisions and actions for our NEOs, as well as the appropriateness of the design of the Company’s executive compensation programs. In 2017, the Compensation Committee retained Meridian, which it first engaged in 2015, to continue to review and advise on its executive compensation practices, assist in the review and updating of the Company’s peer group against which to benchmark the Company’s compensation, and to advise on the implementation of the Company’s annual incentive program and long-term incentive program for 2017. Meridian attended meetings of the Compensation Committee, including executive sessions, upon invitation. Meridian did not provide any other services to the Company. The Compensation Committee has assessed the independence of Meridian pursuant to the rules of the SEC and concluded that Meridian’s work for the Compensation Committee did not raise any conflicts of interest.

Peer Group Analysis

The Committee made its determinations as to the compensation for its NEOs in 2017, including base salary level and annual and long-term incentives, by analyzing the Company’s practices in comparison to an adopted peer group, which it approved. In identifying and constructing a competitive peer group, the Committee, based on recommendations from Meridian, took into consideration asset size as the primary selection criteria. In order to reflect our unique business model, the peer group was further filtered to include companies with the highest percentage of C&I loans to arrive at a reasonable size (i.e. 20 banks). The Company also considered its acquisition strategy and relative growth rate when evaluating its size against the median of its peer group. This reference group consisted of banks with assets between $1.25 billion and $6.5 billion as of the date of adoption of the peer group by the Company in 2016.

Peer Group
1st Source Corporation	Southwest Bancorp, Inc.
Enterprise Financial Services Corp	Preferred Bank
ServisFirst Bancshares, Inc.	Stock Yards Bancorp, Inc.
Lakeland Financial Corporation	Macatawa Bank Corp
TriState Capital Holdings, Inc.	Mercantile Bank Corp
Heritage Commerce Corp	CoBiz Financial Inc.
MidSouth Bancorp, Inc.	West Bancorporation, Inc.
Pacific Continental Corporation	First Financial Corporation
Flint Business Financial Services, Inc.	CU Bancorp
Green Bancorp, Inc.	QCR Holdings, Inc.

Stock Ownership Guidelines

In 2016, the Company adopted stock ownership guidelines for our non-employee directors and executive officers as part of our commitment to corporate governance and to strengthen the alignment of interests between our non-employee directors and executive officers and our shareholders. Under the guidelines, our directors, our Chief Executive Officer and our other executive officers are expected to accumulate shares of our common stock with a value equal to or exceeding the applicable ownership level prior to the fifth anniversary of adoption of the guidelines, or the fifth anniversary of their election or appointment, whichever is later (the “Measurement Date”) and thereafter maintain ownership of shares consistent with such guidelines.

For purposes of the guidelines, “shares” include shares owned outright, directly or indirectly, shares owned jointly or separately by the individual’s spouse, shares held in trust for the benefit of the individual, the individual’s spouse and/or children, restricted stock or restricted stock units, shares acquirable upon the net exercise of vested stock options, or deferred shares or deferred stock units. Unvested stock options and unearned performance shares do not count toward meeting the applicable guidelines.

Our applicable target stock ownership guidelines are as follows:

Title	Multiple of Base Salary
Chief Executive Officer	3x base salary
Other Executive Officers	1.5x base salary
Non-Employee Directors	3x annual retainer

Our Nominating and Corporate Governance Committee will periodically review each director’s or executive officer’s progress toward achieving the applicable guidelines.

Employment Agreements

On March 30, 2016, amended and restated employment agreements were executed with each of our NEOs, with retroactive effect to January 1, 2016. The employment agreements have an initial term of one year commencing on the Effective Date, subject to automatic renewal for successive one year terms unless either party delivers 60 days’ prior written notice of non-renewal (and, in the event that a change in control occurs during the then-current term, such term shall be extended to end no earlier than the second anniversary of the change in control). Each employment agreement provides for an annual base salary, which may be increased or decreased during the term, in the amount of $427,500 for Mr. Graft, $292,500 for Mr. Fowler, $240,000 for Ms. Lehmann, $235,000 for Mr. Nelson, and $250,000 for Mr. Karas, and specifies that the executive is eligible to participate in the annual and long-term incentive programs maintained by the Company to the same extent as other executives of the Company.

Either the Company or the executive may terminate the executive’s employment prior to the expiration of the then-current term in accordance with the terms and conditions of the employment agreement, and if such termination of employment is by the Company without “cause” (as defined in the agreement) or by the executive for “good reason” (as defined in the agreement) (a “qualifying termination”), then the executive shall be entitled to receive, subject to execution and non-revocation of a release of claims in favor of the Company, cash severance in the amount of 1.5 times base salary for Mr. Graft, 1.25 times base salary for Mr. Fowler, and 1.0 times base salary for each of Ms. Lehmann, Mr. Nelson and Mr. Karas, as well as, in each case, healthcare coverage continuation for a period of 18 months. However, if the qualifying termination occurs within 24 months following a change in control, then the cash severance amount is increased to a multiple of base salary plus the trailing 3-year average bonus (3.0 times for Mr. Graft, 2.5 times for Mr. Fowler and 2.0 times for each of Ms. Lehmann, Mr. Nelson and Mr. Karas) and the healthcare coverage continuation period is increased to 36 months for Mr. Graft and Mr. Fowler and 24 months for Ms. Lehmann, Mr. Nelson and Mr. Karas.

The employment agreements contain a better net after-tax cutback provision in respect of the excise tax imposed under Sections 280G and 4999 of the tax code, pursuant to which the executive’s change in control- related payments and benefits will be reduced to the extent necessary to prevent any portion of such payments and benefits from becoming subject to the excise tax, but only if, by reason of that reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit that the executive would receive if no reduction was made.

The employment agreements also contain certain restrictive covenants, including a perpetual confidentiality covenant, and non-compete, employee, client, and investor non-solicit, and business non-interference covenants that apply during employment and for the one-year period immediately following termination of employment for any reason.

2017 Director Compensation

In connection with their service on our Board of Directors in 2017, we compensated our non-employee directors through (i) an annual cash board retainer of $25,000, plus an additional $5,000 for our Chairman of the Board, and (ii) stock grants issued under our 2014 Omnibus Incentive Plan for 971 shares (resulting in a grant date fair value of $24,993), plus an additional 193 shares (resulting in a grant date fair value of $4,968) issued to our Chairman of the Board. Such shares were fully vested on the date of grant.

In addition, we paid (i) the members of our Audit Committee an annual cash retainer of $12,500, plus an additional $25,000 to our Audit Committee chair, (ii) the members of our Risk Committee an annual cash retainer of $3,000, plus an additional $9,000 to our Risk Committee chair, (iii) the members of our Compensation Committee an annual cash retainer of $2,000, plus an additional $10,000 to our Compensation Committee chair, and (iv) the members of our Nominating and Corporate Governance Committee an annual cash retainer of $2,000, plus an additional $4,000 to our Nominating and Corporate Governance Committee chair.

All cash retainers are paid quarterly (i.e. one-fourth of the annual retainer is paid to each director on the first day of each of our fiscal quarters or as soon as practicable thereafter).

In addition, those of our directors who also served on the board of directors of TBK Bank, SSB also received compensation for such service, consisting of an annual cash retainer of $20,000 for service on the board of such bank, an additional annual cash retainer of $5,000 for service as chairman of the board, and additional cash retainers for service on committees ($9,000 for being a member of the Executive Loan Committee, an additional $1,000 for being an Executive Loan Committee chair, $2,000 for being a member of the ALCO Committee and an additional $1,500 for being an ALCO Committee chair). All annual cash retainers are paid quarterly (i.e. one-fourth of the annual retainer is paid to each director on the first day of each of our fiscal quarters or as soon as practicable thereafter). Those of our directors who also served on the board of Triumph Business Capital received an annual retainer of $5,000 for such service.

DIRECTOR COMPENSATION FOR FISCAL 2017

The following table sets forth compensation paid, earned or awarded during 2017 to each of our directors. The table also includes compensation earned by each director that is attributable to such director’s service on TBK Bank, SSB, as applicable.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total Compensation ($)
Charles A. Anderson	31,500	24,993	—	56,493
Richard Davis	29,000	24,993	—	53,993
Robert Dobrient	30,000	24,993	5,000	59,993
Aaron P. Graft	—	—	—	—
Douglas M. Kratz	37,000	24,993	29,000	90,993
Maribess L. Miller	43,500	24,993	—	68,493
Derek R. McClain (3)	30,625	12,497	—	43,122
Frederick Perpall	27,000	24,993	—	51,993
Michael P. Rafferty	65,500	24,993	—	90,493
Carlos M. Sepulveda, Jr.	30,000	29,961	34,000	93,961
C. Todd Sparks	28,125	24,993	32,500	85,618
Justin N. Trail	27,000	24,993	5,000	56,993

(1)	The grant date fair value of each award is based on the number of shares granted and the NASDAQ closing price of our common stock on the grant date of January 31, 2017 in which we granted 462 shares of common stock to each non-employee director and on the grant date of July 1, 2017 in which we granted 509 shares of common stock to each non-employee director.
(2)	Reflects cash retainers received for service on the boards of directors and board committees of our subsidiary banks.
(3)	Mr. McClain did not stand for re-election at the Company’s 2017 Annual Meeting of Stockholders. As such, his compensation was pro-rated through the date of the meeting, May 4, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than 10% of our Common Stock to file reports with the SEC with respect to their ownership of Common Stock. Directors, executive officers and persons owning more than 10% of our Common Stock are required to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us and any written representations from reporting persons that no other reports were required of those persons, we believe that during 2017 all such reports required to be filed by our directors and executive officers were filed in a timely manner under Section 16(a), with the exception of the following:

On April 28, 2017, a trust account of which Director Todd Sparks’ spouse is a Trustee purchased 300 shares of Common Stock. Mr. Sparks was not made aware of the transaction until after the filing deadline and notified the Company’s General Counsel upon learning of the transaction. A Form 5 was filed on behalf of Mr. Sparks on February 14, 2018 to report the transaction.

In connection with the April 1, 2017 awards of restricted stock and options to Messrs. Graft, Fowler, Nelson, Karas and Ms. Lehmann, and the forfeiture by such individuals of previously granted shares of restricted stock that vested on such date to satisfy federal income tax withholding, a system processing error prevented the filing of the applicable Form 4s on April 4, 2017. Upon resolving the error, the Form 4s for each of the respective reporting persons was filed on April 5, 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Transactions with Related Persons

Transactions by the Company or our subsidiaries with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by our bank subsidiaries with their respective affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by our bank subsidiaries to their respective executive officers, directors and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our Board of Directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and NASDAQ concerning related party transactions. Related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, 5% stockholders and the immediate family members of these persons. Our General Counsel, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Nominating and Corporate Governance Committee for approval. In determining whether to approve a related party transaction, the Nominating and Corporate Governance Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of improper conflicts of interest for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. Our Related Party Transactions Policy is available on our website at www.triumphbancorp.com, as an annex to our Corporate Governance Guidelines.

Registration Rights

On December 12, 2012, we issued a warrant to Triumph Consolidated Cos., LLC (“TCC”) for the purchase of 259,067 shares of our Common Stock (the “TCC Warrant”). The TCC Warrant provides TCC with certain registration rights if we propose to register any of our capital stock in a public offering. TCC will have “piggy- back” registration rights that permit it to have shares of our Common Stock owned by it included in a registration statement, upon written notice to us within the prescribed time limit. We are not required to include these securities in any underwriting of shares, unless TCC accepts the terms of the underwriting agreed upon between the Company and its underwriters and in the quantity as the underwriters determine in their sole discretion. TCC waived all of its registration rights under the TCC Warrant in connection with our initial public offering and our underwritten public offering completed on August 1, 2017. On August 2, 2017, TCC exercised the TCC Warrant in full in connection with its planned liquidation and winding up. In connection therewith, the TCC Warrant was amended by TCC and the Company to permit exercise on a “net exercise” basis.

Trinitas Capital Management, LLC

Trinitas Capital Management, LLC (“Trinitas”) is an independent Collateralized Loan Obligation (“CLO”) asset manager formed in 2015. During 2017, certain of the Company’s officers and other personnel served as officers or managers of Trinitas and certain members of the Company’s board of directors also hold minority membership interests in Trinitas. The Company does not hold any membership interests in Trinitas.

The Company’s former subsidiary, Triumph Capital Advisors, LLC, (“TCA”) provides certain middle and back office services to Trinitas as the asset manager of various CLO funds issued by Trinitas. On March 31, 2017, the Company sold 100% of its membership interests in TCA. For the year ended December 31, 2017 and 2016, the Company (through its interest in TCA) earned fees from Trinitas totaling $521,000 and $907,000, respectively. No asset management fees were earned by the Company (through its interest in TCA) from Trinitas for the year ended December 31, 2015. As a result of the TCA sale, as of March 31, 2017, the Company no longer acts as a staffing and services provider for Trinitas. The Company holds investments in the subordinated notes of Trinitas IV, Trinitas V, and Trinitas VI, CLOs managed by Trinitas, with a carrying amount of $8,557,000 and $3,380,000 at December 31, 2017 and 2016, respectively.

TBK Bank Sports Complex Naming Rights Agreement

Director Doug Kratz is owner and principal of The BettPlex LLC, an entity that is developing a multi-use youth athletic complex in Bettendorf, IA. The Company’s subsidiary bank, TBK Bank, SSB, has made a Regulation O loan to The BettPlex LLC in connection with the development and financing of this facility. In addition, in December 2017, the Company entered into an agreement with The BettPlex LLC to become the naming rights sponsor of the facility, which will be known as the “TBK Bank Sports Complex.” The naming rights agreement provides that TBK Bank will retain these rights for a term of seven years and will pay an annual fee of $250,000 per year in years one through five and $275,000 per year in years six and seven. No payments were made under this agreement in 2017. The Company anticipates making the initial payments under this Agreement in 2018, which commence upon the opening of the facility. The naming rights agreement was approved by our Nominating and Corporate Governance Committee which, in addition to the factors set forth above, reviewed and considered applicable naming rights arrangements for similar facilities in the same region as this facility.

Cratebind LLC Consulting Arrangement

Triumph Business Capital, a wholly-owned subsidiary of TBK Bank, SSB, has engaged Cratebind LLC (“Cratebind”) to provide certain software consulting services, in particular as related to the development of its TriumphPay and blockchain payments technologies as a compliment to its traditional factoring operations. Jordan Graft, the brother of Chief Executive Officer Aaron Graft, is a principal of Cratebind LLC. Payments for work performed by Cratebind in respect of the Company’s 2017 fiscal year totaled $138,334. In addition, Triumph Business Capital made payments to Cratebind of $80,431 in respect of its 2016 fiscal year. The Cratebind arrangement was approved by our Nominating and Corporate Governance Committee, which in addition to the factors described above considered the unique skills of the Cratebind personnel (including Jordan Graft) with respect to blockchain and payments applications, and the fees to be charged as part of the engagement compared to other software consulting firms engaged by the Company for other projects.    In March 2018, the Company made the determination to hire Jordan Graft in a full time capacity to continue to oversee the Company’s development of blockchain payments technology. This hiring, and the terms of Mr. (Jordan) Graft’s role and anticipated compensation, which include a base salary of $250,000, annual equity awards equal to 35% of his base salary, and participation in an incentive compensation pool to be based on the performance of Mr. (Jordan) Graft’s business unit (with the allocation of such pool to be approved by our Compensation Committee), were reviewed and approved by each of the Company’s Compensation and Nominating and Corporate Governance Committees.

HPI Corporate Services LLC Brokerage Engagements

The Company has engaged HPI Corporate Services LLC to provide tenant advisory services in connection with certain real estate leasing transactions entered into by subsidiaries of the Company. Richard Anderson, brother of Director Charles Anderson, is a minority investor in HPI Corporate Services LLC. The total amount of brokerage fees paid by the landlords for such transactions to HPI Corporate Services, LLC as of the date of this proxy totals $268,155.64. All of such fees were paid during the Company’s 2018 fiscal year to date. Our Nominating and Corporate Governance Committee approved (with Director Anderson abstaining) the engagement of HPI Corporate Services LLC for such transactions after considering, among other factors, the rates payable for such brokerage engagement compared to similar industry transactions and the expertise of HPI Corporate Services LLC in corporate real estate transactions.

Ordinary Banking Relationships

Certain of our officers, directors and 5% stockholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with, our bank subsidiaries or the Company in the ordinary course of business. These transactions include deposits, loans, wealth management products and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal risk of collectability or present other features unfavorable to us. No related party loans were categorized as nonaccrual, past due, restructured or potential problem loans as of the date of this proxy. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and 5% stockholders, as well as their immediate family members and affiliates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables set forth below contains information regarding the amount and percent of shares of Common Stock that as of March 12, 2018 are deemed under the rules of the SEC to be “beneficially owned” by each member of our Board of Directors, by each nominee for election to our Board of Directors, by each of our executive officers, by all of our directors and executive officers as a group, and by any person or “group” (as that term is used in the Exchange Act) known to us to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock as of that date. The information concerning the beneficial ownership of our directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed Common Stock or shares such power with his or her spouse. As of March 12, 2018, there were 20,825,937 shares of Common Stock outstanding.

Unless otherwise noted, the address for each stockholder listed on the table below is: c/o Triumph Bancorp, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251.

	As of March 12, 2018
	Number of Shares	Percent of Class
Name of Beneficial Owner Greater than 5% stockholders
Wellington Management Group, LLP (1)	1,852,783	8.9%
RMB Capital Holdings, LLC(2)	1,831,095	8.8%

(1)	Consists of 1,852,783 shares of Common Stock beneficially owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group, LLP. Based on information set forth in a Schedule 13G filed by such persons on February 8, 2018. The address of such persons is c/o Wellington Management Company, LLP, 280 Congress Street, Boston, MA 02210.
(2)	Consists of 1,831,095 shares of Common Stock beneficially owned of record by clients of one or more investment advisers directly or indirectly owned by RMB Capital Holdings, LLC. Based on information set forth in a Schedule 13G filed by such persons on February 13, 2018. The address of such persons is RMB Capital Holdings, LLC, 115 LaSalle Street, 34th Floor, Chicago, IL 60603.

NAMED EXECUTIVE OFFICERS, DIRECTORS AND NOMINEES	SHARES DIRECTLY OR INDIRECTLY OWNED		SHARES ISSUABLE WITHIN 60 DAYS		SHARES SUBJECT TO FUTURE VESTING REQUIREMENTS	STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS	TOTAL SHARES BENEFICIALLY OWNED	PERCENT OF CLASS
Carlos M. Sepulveda, Jr.	610,240		—		617	—	610,857	2.93%
Aaron P. Graft	467,352	(1)	—		10,764	11,187	489,303	2.35%
C. Todd Sparks	343,812	(2)	—		495	—	344,307	1.65%
Douglas M. Kratz	150,260		141,057	(3)	495	—	291,812	1.39%
Richard L. Davis	223,421	(4)	—		495	—	223,916	1.08%
Charles Anderson	170,620		—		495	—	171,115	*
Robert Dobrient	61,934	(5)	—		495	—	62,429	*
R. Bryce Fowler	48,000		—		6,253	6,675	60,928	*
Daniel J. Karas	8,199		—		5,712	7,128	21,039	*
Gail Lehmann	22,465		—		4,605	4,869	31,939	*
Maribess Miller	22,656	(6)	—		495	—	23,151	*
Adam D. Nelson	18,299		—		5,017	6,524	29,840	*
Frederick Perpall	1,897		—		—	—	1,897	*
Michael P. Rafferty	24,590		—		495	—	25,085	*
Justin Trail	99,539	(7)	—		495	—	100,034	*
All directors and executive officers, as a group (15 persons)							2,487,652	9.40%

*	Indicates less than 1%
(1)	Excludes 3,315 shares of Common Stock held by Mr. Graft’s wife, Kimberly Graft through Goldman Sachs FBO Kimberly Graft Roth IRA. 90,000 shares of stock held by Mr. Graft have been pledged to Veritex Bank, N.A. and 60,000 shares that have been pledged to Bank of the West in connection with personal loan facilities entered into by Mr. Graft.
(2)	Mr. Sparks exercises voting and dispositive control over an aggregate of 299,690 shares of Common Stock held by SBS Equity, LLC, The Sparks Foundations, Inc., a 501(c)3 organization, Sparco Market Fund and shares held indirectly through Mr. Spark’s spouse, as trustee of the Katherine A. Bolwing Trust I. Mr. Sparks disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(3)	Consists of shares of Common Stock Mr. Kratz has the right to acquire within 60 days through the conversion of 20,325 shares of our Series B Preferred Stock currently held by Mr. Kratz.
(4)	Includes (i) 75,979 shares indirectly owned as trustee of the Sheree Davis 2006 Children’s Trust, (ii) 75,979 shares indirectly owned as trustee of the Richard Davis 2006 Family Trust, and (iii) 2,569 shares indirectly owned as trustee of the Rick and Sheree Davis Family Foundation, a 501(c)3 organization. Mr. Davis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(5)	Includes shares beneficially owned through E*TRADE Securities LLC, as custodian for Robert Dobrient IRA.
(6)	Includes (i) 8,000 shares of Common Stock beneficially owned by Ms. Miller through PTC/Botsford Financial Group FBO Maribess Lehmann Miller IRA, (ii) 1,000 shares of Common Stock beneficially owned through Merrill Lynch FBO Maribess L. Miller SEP IRA, and (iii) 10,050 shares of Common Stock beneficially owned through PTC CUST IRA FBO Maribess Lehmann Miller IRA.
(7)	Includes (i) 12,859 shares of Common Stock beneficially owned through Equity Trust Company Custodian FBO Justin Trail Sep IRA, (ii) 455 shares of Common Stock indirectly owned through E*TRADE UTMA/UGMA Accounts FBO Mr. Trail’s minor children, and (iii) 34,251 shares of Common Stock beneficially owned through JTHT Enterprises, Ltd. Mr. Trail exercises voting and dispositive control over the shares of Common Stock held by JTHT Enterprises, Ltd. and by the UTMA/UGMA accounts of his minor children. Mr. Trail disclaims beneficial ownership of such shares of Common Stock, except to the extent of his pecuniary interest therein. Excludes 5,013 shares held by Mr. Trail’s wife, Tamera Trail through Equity Trust Company Custodian FBO Tamera Trail IRA.

CORPORATE GOVERNANCE PROPOSALS OVERVIEW (PROPOSALS 2 AND 3)

After careful consideration, the Board of Directors is submitting to the stockholders for approval proposed amendments to the Company’s Second Amended and Restated Certificate of Formation (the “Charter”) to provide for the phasing out of the classified structure of our Board of Directors and the adoption of a majority vote standard in uncontested director elections, and so that all directors elected after the 2018 annual meeting of stockholders will be elected on an annual basis as described below and set forth on Appendix A to this Proxy Statement (the “Declassification Proposal” and the “Majority Vote Proposal”).

The Board of Directors is committed to good corporate governance, and these proposals result from an ongoing review of corporate governance matters by the Nominating and Corporate Governance Committee (the “Committee”) and the Board of Directors. In its review, the Committee and the Board of Directors considered the advantages and disadvantages of maintaining the classified board structure and plurality vote standard in light of the Company’s current circumstances. The Committee and the Board of Directors also considered the fact that a majority of large U.S. public companies with classified boards have eliminated these structures in recent years in favor of annual director elections and continuing trends toward the adoption of majority vote standards in the uncontested election of directors.

After careful consideration of these issues, the Board of Directors determined that the Declassification Proposal and the Majority Vote Proposal are in the best interests of the Company and its stockholders, has approved the amendments to our Charter and recommends that stockholders approve and adopt the amendments to the Charter by voting in favor of these proposals.

PROPOSAL 2: MANAGEMENT PROPOSAL REGARDING THE ANNUAL ELECTION OF DIRECTORS

Article XI. Section B of the Charter currently provides that the Board of Directors is divided into three classes, with each class serving staggered three-year terms. If the proposed amendments to the Charter are approved at this Annual Meeting, directors will be elected to one-year terms of office starting at the annual meeting of stockholders to be held in 2019. Directors elected at this Annual Meeting will be elected to three-year terms expiring at the annual meeting of stockholders expected to be held in 2021. Directors currently serving terms that expire at the annual meetings of stockholders expected to be held in 2019 and 2020 will (subject to their earlier resignation or removal) serve the remainder of their respective terms, and thereafter their successors will be elected to one-year terms. From and after the annual meeting of stockholders expected to be held in 2021, all directors will stand for election annually. Directors appointed to fill vacancies will be appointed for terms expiring upon the expiration of the term of the director whose place is filled, except that vacancies arising from an increase in the size of the Board of Directors will be appointed for a term expiring at the next annual meeting of stockholders.

Our Charter also currently includes a provision providing that our directors may only be removed by the stockholders for cause. If the stockholders approve the Declassification Proposal, the Charter will be amended to delete this provision, and following the full declassification of the Board of Directors, our stockholders would have a right to remove directors with or without cause in accordance with Texas law.

This description of the proposed amendments to the Charter is only a summary of the amendments and is qualified in its entirety by reference to the actual text of the Charter as proposed to be amended. A copy of the proposed amendments to the Charter is attached to this Proxy Statement as Appendix A. Section D of Article XI in Appendix A also reflects the Majority Voting Proposal and will only be adopted in such form if the Majority Voting Proposal is approved. If adopted, the proposed amendments to the Charter will become effective upon the filing of a certificate of amendment with the Texas Secretary of State, which will be done as soon as practicable following the Annual Meeting.

If the stockholders vote to approve the Declassification Proposal, certain conforming changes to the Company’s Second Amended and Restated Bylaws will be necessary. The Board of Directors has approved those amendments, subject to the stockholders voting to approve the Declassification Proposal.

Vote Required

The affirmative vote of holders of at least two-thirds of the outstanding shares entitled to vote on this matter is required to adopt the Declassification Proposal. Abstentions, broker non-votes and failures to vote will have the same effect as votes against the proposal.

This proposal is not conditioned upon the approval of any other proposal in this Proxy Statement. If this proposal is not approved, the Board of Directors will continue to be classified.

The Board of Directors unanimously recommends a vote FOR the management proposal to amend the Charter to declassify the Board of Directors for annual elections.

PROPOSAL 3: MANAGEMENT PROPOSAL REGARDING MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS

Article XI. Section D of the Charter currently provides that our directors are elected to a plurality of votes cast at a meeting where such director stands for election. If the stockholders approve the Majority Vote Proposal, the Charter will be amended to provide that in an uncontested election of directors, each director will be elected by the affirmative majority of votes cast at a meeting at which a quorum is present. If however, the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in our Bylaws and such nomination has not been withdrawn by such stockholder on or prior to the 10th day before the applicable stockholder meeting, then the director nominees would be elected by a plurality of the votes cast. The presence in person or by proxy of a majority of the voting power of the shares of Common Stock entitled to vote at a meeting will continue to be necessary in order to constitute a quorum.

This description of the proposed amendments to the Charter is only a summary of the amendments and is qualified in its entirety by reference to the actual text of the Charter as proposed to be amended. A Copy of the proposed amendments to the Charter is attached to this Proxy Statement as Appendix A, and the amendments relating to the Majority Vote Proposal are contained in Paragraph D of Article XI of Appendix A. If adopted, the proposed amendments to the Charter will become effective upon the filing of a certificate of amendment with the Texas Secretary of State, which will be done as soon as practicable following the annual meeting.

If the stockholders vote to approve the Majority Vote Proposal, certain conforming changes to the Company’s Second Amended and Restated Bylaws will be necessary. The Board of Directors has approved those amendments, subject to the stockholders voting to approve the Majority Vote Proposal.

Vote Required

The affirmative vote of holders of at least two-thirds of the outstanding shares entitled to vote on this matter is required to adopt the Majority Vote Proposal. Abstentions, broker non-votes and failures to vote will have the same effect as votes against the proposal.

This proposal is not conditioned upon the approval of any other proposal in this Proxy Statement. If this proposal is not approved, directors will continue to be elected by a plurality vote standard.

The Board of Directors unanimously recommends a vote FOR the management proposal to amend the Charter to adopt a majority vote standard for the election of directors in uncontested director elections.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Crowe Horwath LLP to serve as Triumph’s independent registered public accounting firm for the fiscal year ending December 31, 2018. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Crowe Horwath LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Crowe Horwath LLP as our independent public accountants is not required by our Bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Crowe Horwath LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and our stockholders’ best interests.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered and expenses of Crowe Horwath LLP for the audits of our annual financial statements for the years ended December 31, 2017, 2016 and 2015, and fees billed for other services rendered and expenses of Crowe Horwath LLP during 2017, 2016 and 2015.

	2017 ($)	2016 ($)	2015 ($)
Audit fees	831,347	771,497	632,053
Audit-related fees	144,950	200,500	122,275
Tax fees	199,015	199,630	172,425

	1,175,306	1,171,627	926,753

Audit fees include fees for financial statement audit services for the purpose of rendering an opinion on the financial statements. Audit fees also include reviews of the financial statements included in our quarterly reports on Form 10-Q. Audit-related fees are fees for assurance and related services that are reasonably related to the audit of our financial statements and are not reported under “audit fees”, including, during 2017, work performed in connection with the issuance of common stock under our registration statement Form S-3, during 2016, fees and work performed in connection with the filing of our registration statement, employee benefit plan audits, and accounting and financial reporting consultations. Tax fees for 2017 include approximately $89 thousand for tax compliance, including the preparation, filing, and review of tax returns and approximately $110 thousand for tax consulting related to merger and acquisition analysis and tax advice and planning.

Tax fees for 2016 include approximately $179 thousand for tax compliance, including the preparation, filing, and review of tax returns and approximately $20 thousand for tax advice and planning.

Tax fees for 2015 include approximately $146 thousand for tax compliance, including the preparation, filing and review of tax returns and approximately $27 thousand for tax advice and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee of the Board of Directors has implemented procedures to ensure that all audit, audit- related and permitted non-audit services provided to us are pre-approved by the Audit Committee. Any audit and non-audit services require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary.

All of the audit-related, tax and all other services provided by Crowe Horwath LLP to us in 2017 were approved by the Audit Committee. The Audit Committee has determined that all non-audit services provided by Crowe Horwath LLP in 2017 were compatible with maintaining its independence in the conduct of its auditing functions.

The Board of Directors unanimously recommends a vote FOR the ratification of our appointment of Crowe Horwath LLP as our independent registered public accounting firm for the current fiscal year.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee reviewed and discussed with management and the independent auditor the quarterly and annual earnings press releases and financial statements prior to their issuance.

The Audit Committee is governed by a charter. A copy of the charter is available on the Company’s website at http://ir.triumphbancorp.com. The Audit Committee held nine meetings during fiscal year 2017. The Company’s current Audit Committee Charter was last updated on July 25, 2017. The Committee is comprised solely of independent directors as defined by NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. Two of the three Audit Committee members are audit committee financial experts as defined by the SEC.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal auditors and the Company’s independent auditor. The Audit Committee discussed with the Company’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s Independent Auditor, both in fact and appearance. The Audit Committee evaluates the qualifications, performance and independence of the Company’s Independent Auditor and its lead partner and makes a determination whether to re-engage the current Independent Auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. The Audit Committee participates in discussions and negotiations of audit and audit related fees and approves all fees and services of the Independent Auditor. The Audit Committee has appointed Crowe Horwath LLP as the Company’s Independent Auditor for 2018. Crowe Horwath LLP has been the Independent Auditor for the Company since 2012.

The members of the Audit Committee and the Board of Directors believe that, due to Crowe Horwath LLP’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its stockholders to continue retention of Crowe Horwath LLP to serve as the Company’s Independent Auditor. The Audit Committee has overall responsibility for the appointment, compensation and oversight of the Independent Auditor. Although the Audit Committee has the sole authority to appoint the Independent Auditors, the Audit Committee will continue to recommend that the Board of Directors ask the stockholders, at the Annual Meeting, to ratify the appointment of the Independent Auditors.

The Audit Committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communications with Audit Committees, the rules of the SEC, and other applicable regulations. In addition, the

Audit Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed by the Company with the SEC.

THE AUDIT COMMITTEE

Michael P. Rafferty, Chairman

Maribess L. Miller

C. Todd Sparks

March 29, 2018

STOCKHOLDER PROPOSALS

Stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2019 proxy statement and acted upon at our 2019 Annual Meeting (the “2019 Annual Meeting”) must be received by us at our executive offices at 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251, Attention: Corporate Secretary, on or prior to November 29, 2018. If, however, the 2019 Annual Meeting takes place more than 30 days before or after May 10, 2019, then the deadline for stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2019 proxy statement and acted upon at our 2018 Annual Meeting shall be a date that we determine to be a reasonable time before we begin to print and send our Proxy Materials. In this event, we will disclose this deadline in a public filing with the SEC.

Stockholder proposals submitted for consideration at the 2019 Annual Meeting but not submitted pursuant to SEC Rule 14a-8, including stockholder nominations for candidates for election as directors, generally must be delivered to the Secretary at our executive offices not later than 90 days nor earlier than 120 days before the first anniversary of the date of the 2018 Annual Meeting. As a result, any notice given by a stockholder pursuant to the provisions of our Bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than January 9, 2019 and no later than February 8, 2019. However, if the date of the 2019 Annual Meeting occurs more than 30 days before or more than 60 days after May 10, 2018, notice by the stockholder of a proposal must be delivered no later than the later of 70 days prior to the date of such annual meeting or the 7th day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of the Company or the day on which we first make a public announcement of the date of the annual meeting. Stockholder proposals or nominations must include the specified information concerning the stockholder and the proposal or nominee as described in our Bylaws.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirement for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to all holders at that address. This process is commonly known as “householding.” To conserve resources and reduce expenses, we consolidate materials under these rules when possible. Stockholders who participate in householding will receive separate proxy cards.

Because we are using the SEC’s notice and access rule and are delivering proxy materials electronically, we will not household our proxy materials or notices to stockholders of record sharing an address. This means that stockholders of record who share an address will each be mailed a separate Notice of Internet Availability of Proxy Materials. However, certain brokerage firms, banks, or similar entities holding our Common Stock for their customers may household proxy materials or notices. Stockholders sharing an address whose shares of our Common Stock are held in street name should contact their broker if they now receive (i) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (ii) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to Investor Relations, Triumph Bancorp, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251.

By Order of the Board of Directors,

Aaron P. Graft President and Chief Executive Officer

Appendix A

Proposed Amendment to Triumph Bancorp, Inc.’s

Second Amended and Restated Certificate of Formation

If approved, Article XI of the Second Amended and Restated Certificate of Formation would be amended such that it will read in its entirety as follows:

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

TRIUMPH BANCORP, INC.

Pursuant to the provisions of the Texas Business Organizations Code (the “TBOC”), Triumph Bancorp, Inc., a for-profit corporation existing under the TBOC (the “Corporation”), hereby adopts the following Certificate of Amendment to its Second Amended and Restated Certificate of Formation.

ARTICLE 1

The name of the Corporation is Triumph Bancorp, Inc. The Corporation is a for-profit corporation. The file number issued to the Corporation by the Secretary of State is 800267139. The date of formation of the Corporation was November 10, 2003.

ARTICLE 2

The Second Amended and Restated Certificate of Formation of the Corporation is hereby amended by this Certificate of Amendment to amend Article XI to provide for the phasing out of the classified structure of the Corporation’s Board of Directors.

ARTICLE 3

Article XI of the Corporation’s Second Amended and Restated Certificate of Formation is hereby amended and restated, in its entirety, to read as follows:

“ARTICLE XI

DIRECTORS

A. Powers. The property, business and affairs of the Corporation and all corporate powers shall be managed by the Board of Directors, subject to any limitation imposed by statute, this Second Amended and Restated Certificate of Formation or the Bylaws.

B. Number and Terms of Directors. The number of directors shall be fixed and determined from time to time by resolution of a majority of the full Board of Directors at any annual, regular, or special meeting, provided that any decrease in the number of directors does not shorten the time of any incumbent director. Directors need not be residents of the State of Texas.

Each director shall hold office until the annual meeting for the year in which such director’s term expires and until such director’s successor shall have been duly elected and qualified. At the 2019 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2020 annual meeting of shareholders and shall hold office until the next succeeding annual

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meeting, with each such director to hold office until his or her successor shall have been duly elected and qualified; at the 2020 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2021 annual meeting of shareholders and shall hold office until the next succeeding annual meeting, with each such director to hold office until his or her successor shall have been duly elected and qualified; at the 2021 annual meeting of shareholders and at each annual meeting of shareholders thereafter, all directors shall be elected for a term expiring at the next annual meeting of shareholders and shall hold office until such next annual meeting, with each director to hold office until his or her successor shall have been duly elected and qualified.

C. Resignation. A director may resign at any time on written notice to the Board of Directors or to the Chairman of the Board. A director’s resignation is effective when the notice is delivered unless the notice specifies a later effective date.

D. Election of Directors. Directors shall be elected by an affirmative majority of the votes cast by the shares entitled to vote who are present, in person or by proxy, and entitled to vote on the election of directors at any such meeting of stockholders at which a quorum is present. For purposes of the preceding sentence, a majority of the votes cast means that the number of share voted “for” a director must exceed the number of shares voted “against” that director, with “abstentions” and “broker non-votes” not counted as votes cast with respect to that director. Notwithstanding the foregoing, in a contested election, the persons receiving a plurality of the votes cast shall be elected directors. An election shall be considered contested if the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in the Bylaws, and such nomination has not been withdrawn by such stockholder on or prior to the 10th day before the applicable stockholder meeting.

E. Vacancies and Removal. Subject to applicable law, unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and in the event that there is only one (1) director remaining in office, by such sole remaining director, and directors so chosen other than resulting from an increase in the number of directors shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been appointed expires and until such director’s successor shall have been duly elected and qualified. Each director chosen to fill a newly created directorship resulting from an increase in the number of directors shall be elected for a term expiring at the next annual meeting of shareholders and shall hold office until such director’s successor shall have been duly elected and qualified.

Notwithstanding the foregoing, whenever the holders of any class or series of shares are entitled to elect one (1) or more directors by the provisions of this Second Amended and Restated Certificate of Formation, only the holders of shares of that class or series shall be entitled to vote for or against the removal of any director elected by the holders of shares of that class or series; and any vacancies in such directorships and any newly created directorships of such class or series to be filled by reason of an increase in the number of such directors may be filled by the affirmative vote of a majority of the directors elected by such class or series then in office or by a sole remaining director so elected, and such directorships shall not in any case be filled by the vote of the remaining directors unless otherwise provided in this Second Amended and Restated Certificate of Formation.”

ARTICLE 4

This amendment to the Second Amended and Restated Certificate of Formation has been approved in the manner required by the TBOC and by the governing documents of the Corporation.

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IN WITNESS WHEREOF, the Corporation has, subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument, caused this Certificate of Amendment to be signed by a duly authorized officer as of this        day of                         , 2018.

TRIUMPH BANCORP, INC.

By:
Name:
Title:

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